International Star Announces Mining Engineer's Report On Detrital Wash Sample Assays
Generates A "Great Deal Of Confidence" In Moving Forward.

For Immediate Release

HENDERSON, Nev./EWORLDWIRE/May 31, 2005 --- International Star, Inc. (Pink Sheets: ILST) today is pleased to announce that the long awaited report from Zereko Nevada on assay test results from the Detrital Wash property has been completed and has generated a "Great Deal of Confidence" in moving forward with the next round of testing.

Karel Pieterse, Project Engineer for Zereko Nevada, explained in his report submitted to STAR on May 27, 2005, that in an effort to prove the best process for extracting precious metals on the Detrital Wash property, samples from the drilling that took place the first week of April 2005, were sent to three different metallurgical laboratories.

The first of these labs, Mountain States R&D, used a strictly "fire assay"; analysis process and returned negative results from all samples tested. This came as no surprise as the "alluvial sand" on the Detrital Wash rarely tests positive in fire assays and the purpose of testing at this lab was to help validate the blind test process.

The second laboratory, AuRic Metallurgical Laboratories, LLC, reported positive results for Gold, Silver, Platinum, and Palladium for each sample presented for analysis. It should also be noted that since AuRic Labs had been used in the past for testing samples on the Detrital Wash project, this was a completely blind test and AuRic was not aware where the samples originated. These samples still returned with comparable results from earlier tests performed by AuRic on the Detrital Wash.

The third lab, Nevada Bureau of Geology and Mines, received the bulk of the samples and reported no detectable results for gold, palladium or platinum. However they reported significantly for silver in a large number of the samples. When questioned about the results, Zereko stated, "With respect to the other precious metals it must be noted that the above referenced testing Laboratory's Standard testing procedures do not allow them to go to the lower levels of gold, platinum and palladium detection necessary to obtain detectable amounts".

Zereko further stated, "We are extremely excited about the above AuRIC results because of the Blind Test Procedure and also because they sent us a detailed report on how they obtain their results and we discussed said report with one of the leading authorities in the world, Mr. Jocelyn Labelle, on troubleshooting and validating Assay reports. Mr. Labelle indicated that they were indeed using the proper procedure to obtain low values and explained some important facts:

AuRIC used two separate "beads" from a fire assay flux with lead button collection

One bead used to detect Gold and Silver (Using a Silver in- quart)
       Results: 20 parts per billion or lower

One bead used to detect Platinum and Palladium (Using a Gold in- quart)
       Results: 5 parts per billion or even lower

(Both beads subjected to Flame Atomic Absorption Spectrophotometry)

Other Labs used one "bead" from a fire assay flux and only silver in- quart and Standard Procedures which prevents them from obtaining low detectable results."

It should be noted that "low values" does not refer to the amount of precious metals present, but rather to the metals that are present and the process necessary to detect them. Gold, Platinum and Palladium must be tested at a lower level than Silver for an accurate reading.

The Zereko Nevada report went on to state, "We are excited to now move forward with a great deal of confidence in dealing with the Detrital Wash Material which contains the four (4) precious metals at lower levels of detection and are now considered to have Economic Value. The only aspect left to consider is the ability to concentrate the metals to the degree necessary for commercial economic extraction and to this end we anticipate no problems in the concentration because of the nature of the High Specific Gravity of the material."

International Star's newly inducted President, Denny Cashatt, stated that "This is very encouraging in more ways than one as it should also be noted that the area being used for this second round of testing on the Detrital Wash property is not considered to be the area of the property with the highest concentration of precious metal deposits. The initial round of testing performed in the spring of 2004 by Kokanee Placer, Inc., was restricted to the existing 1,280 acres of secured BLM property held by International Star at that time. This property is considered "disturbed property" as it has also been used in the past for a gravel processing station. This second round of testing is a continuation of the process to build towards the development of a "Proven Reserve" on the property. Since the initial test were begun, an additional 20,000+ acres of adjacent property has been secured by STAR and testing is also beginning on select areas with the potential for extraction of precious metals."

NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information contact: Dottie Wommack McNeely - (702) 897-5338